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                                                                    EXHIBIT 99.1

                                                             Contact: Brock Hill
                                                                  (626) 535-1932

FOR IMMEDIATE RELEASE
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                    COAST LITIGATION TRUST ANNOUNCES RELEASE
               FROM COURT ORDERED ALTERNATIVE DISPUTE RESOLUTION

    PASADENA, Calif., October 27, 1998 - The Coast Federal Litigation Contingent Payment Rights Trust (NASDAQ:CCPRZ) reported today that by Order of Judge Lawrence S. Margolis of the Court of Federal Claims, dated October 22, 1998, the Trust and the government, as plaintiff and defendant, respectively, in Coast Federal Bank, Federal Savings Bank v. The United States (Civil Action No. 92-466C in the United States Court of Federal Claims(the "Litigation)), have been released from further participation in the alternative dispute resolution process (the "ADR Process") mandated by Court of Federal Claims Chief Judge Loren A. Smith in his order dated March 3, 1998 with respect to all Winstar-related cases against the United States government. The release of the Trust and the government from further participation in the ADR Process followed the communication by the parties to Judge Margolis of their mutual agreement that such participation was not likely to be fruitful at the present time. The Trust will continue to pursue the Litigation against the government in the Court of Federal Claims.

    The Trust, established as part of the transaction pursuant to which Coast Savings Financial, Inc., merged with and into H.F. Ahmanson & Co., holds Ahmanson's or its successor's commitment to pay the Trust the net after-tax proceeds, if any, received by Coast Federal, or its successor, in the litigation. Certificates representing undivided interests in the assets of the Trust, and therefore interests in Ahmanson's commitment, were publicly issued by the Trust to the holders of Coast Savings' common stock immediately prior to the effectiveness of Coast Savings' merger with Ahmanson on February 13, 1998, which certificates trade on The NASDAQ National Market under the symbol CCPRZ.##